Exhibit 10.2

EMPLOYMENT AGREEMENT FOR JOHN G. VAREL

THIS AGREEMENT is made to be effective as of January 1, 2010, between fusionstorm, a Delaware corporation, as employer, at 124 Grove Street, Suite 311, Franklin, MA 02038 (“Company”) and JOHN G. VAREL, an individual, as employee, at P.O. Box 1468, Wailuku, HI 96793 (“Employee”). This Agreement amends, restates and supersedes the Employment Agreement dated as of January 1, 2008 between Employee and Company.

RECITALS

Company conducts the business of a value added reseller of hardware and software and a provider of managed and professional services for information technology. Employee has been the president of Company since its inception and will continue to serve Company as its Chief Executive Officer.

NOW THEREFORE, accepting the above Recitals as true and in consideration of the mutual promises of the parties and for other valuable consideration, the parties agree as follows:

1. Employment Duties. Employee will serve as the Chief Executive Officer of Company. During the term of this Agreement, Employee will (a) devote as much time, ability, attention, energy and skill as he deems necessary to perform the duties assigned and delegated to him by Company’s Board of Directors, (b) carry out his duties in a competent and professional manner, (c) work with the other employees and agents of Company in a competent and professional manner and (d) perform those duties in his capacity as Chief Executive Officer of Company as will reasonably be determined from time to time by Company’s Board of Directors.

Notwithstanding those obligations, Employee will (y) be permitted to engage in any outside activities as long as they are not in competition with Company’s business and (z) own interests in companies that sell to Company or buy from Company, including but not limited to Fulfillment Partners, LLC. Employee also will be permitted to devote time and effort to his Hawaii macadamia nut farm.

2. Term and Termination. Subject to the terms and conditions of this Agreement, the term of Employee’s employment under this Agreement will continue for a period of three years from the date of this Agreement (“Initial Term”). The term of employment will continue thereafter for one-year periods unless either party gives the other 90 days advance notice of termination prior to the commencement of the one-year term. If Company terminates Employee’s employment during the Initial Term without Cause or if Employee terminates his employment for Good Reason, as determined by a court of competent jurisdiction, then Company will be obligated to continue all Compensation and Benefits under this Agreement for Employee for the balance of the Initial Term.

For purposes of this Agreement, “Good Reason” will mean: (a) a material breach by Company of this Agreement, (b) a requirement that Employee change (i) his current place of residence to a location other than Hawaii or (ii) his current place of business on behalf of Company to a location more than 30 miles from the current business location of San Francisco, CA (c) a reduction in Employee’s salary or a material reduction in Employee’s benefits under this Agreement, (d) a substantial demotion in title or a substantial reduction in Employee’s duties or responsibilities by Company to the extent that Employee is no longer functioning as a an executive employee of Company or a material reduction in Employee’s authority under this

Agreement, (e) a material diminution in the authority, duties or responsibilities of Daniel R. Serpico, including a requirement that Employee report to a corporate officer or employee of Company instead of reporting directly to the Board of Directors of Company, (f) a material diminution in the budget over which Employee retains authority, (g) a Change of Control of Company, as defined below, (h) the insolvency or bankruptcy of Company, (i) Employee’s death and (j) Employee’s Disability (as defined below). Employee must give Company written notice of the initial existence of a circumstance constituting Good Reason within 90 days after that initial existence. In case of clauses (a) through (f), Company will have 30 days after written notice from Employee of the circumstance constituting Good Reason to remedy or cure the situation that would qualify as Good Reason.

For purposes of this Agreement, “Cause” will mean (x) an intentional material breach by Employee of this Agreement if that breach has a material adverse effect on the business of Company and is inconsistent with Employee’s past practices as an officer of Company, (y) the conviction by a court of law of Employee of any felony involving moral turpitude, dishonesty or theft that has a material adverse effect on the business of Company and (z) the gross negligence or willful misconduct by Employee in the conduct of his duties. In case of clause (x) or clause (z), Employee will have 30 days after written notice from Company of the circumstances constituting Cause to remedy or cure the situation that would qualify as Cause.

For purposes of this Agreement, “Disability” will mean Employee’s inability to perform his duties, as reasonably determined by a physician mutually agreed to by Company and Employee, or his personal representative, which inability continues for more than 180 consecutive days, or for more than 180 days in any 12-month period.

“Change in Control” will mean (i) the sale of more than 50% of Company’s capital stock to an unrelated third party; (ii) a sale of substantially all of Company’s assets to an unrelated third party; or (iii) a merger or other reorganization that results in a change of ownership, on a cumulative basis, of the applicable company’s capital stock by 50% or more.

3. Compensation. In consideration for Employee’s services for Company, Employee will be entitled to the following compensation:

(a) Salary. Employee will be entitled to a base salary of $540,000 per year, payable in equal installments not less frequently than monthly, from which Company will withhold and deduct all federal and state income, social security and other taxes as required by applicable laws. Employee’s salary will be increased, but not decreased, as reasonably determined from time to time by Company’s Board of Directors based on an independent third party survey.

(b) Bonuses. Employee will be entitled to discretionary bonuses from time to time as determined by Company’s Board of Directors generally in the same proportion as bonuses paid to other executive employees of Company.

(c) Guarantee Fee. In consideration for Employee’s guarantee of Company’s loans, debts, leases and other obligations (“Loans”), Company will continue to pay to or accrue for the benefit of Employee at the end of each calendar quarter effective as of March 31, 2010 a guarantee fee equal to one and one quarter percent of the highest outstanding balance on those Loans during that quarter. The outstanding balance on any lease agreement will be deemed to be ten times the annual lease payments.

4. Additional Benefits. Company will provide Employee with the following benefits, perquisites, fringe benefits and business expense reimbursements at Company’s sole cost, including but not limited to the following:

(a) Health Insurance. Company will provide for Employee, his spouse and dependents health and dental benefits at least as valuable as the benefits currently provided by Company for other executive employees and their spouses and dependents.

(b) Paid Vacation. Employee will be entitled to receive 20 working days of paid vacation for each calendar year of employment, which will accrue up to a maximum of 40 days. Employee will be paid for unused paid vacation on a quarterly basis and on termination of employment if any remains unpaid. Prior to taking paid vacation in excess of five consecutive business days, Employee will give Company at least 10 days’ notice of a request for vacation.

(c) Paid Sick Leave. Employee will be entitled to receive 10 days of paid sick leave for each calendar year of employment, which will accrue up to a maximum of 20 days.

(d) Disability Benefits. Company will use its best efforts to obtain long term disability income insurance for Employee for at least 60% of his then salary, but will not be obligated to pay any additional income to Employee on disability if that insurance has not been obtained.

(e) Paid Holidays. In addition to paid vacation and paid sick leave, Employee will be entitled to all paid holidays for each calendar year of employment on dates determined by Company.

(f) Automobile. Company will provide Employee with an automobile allowance of $1,000 per month for his business use.

(g) Expenses. Company will reimburse Employee for all reasonable and necessary expenses, including any income tax liability, on a grossed up basis, that may be imposed on Employee for that reimbursement, which Employee incurs in the performance of his duties under this Agreement and for which Employee will provide proper records and documentation, including but not limited to all expenses of Employee for travel between his residence and Company’s offices in San Francisco and lodging and meal expenses while away from his residence.

(h) Life Insurance. Company will pay the costs of life insurance benefits on Employee’s life for the benefit of Employee’s designated beneficiaries, which insurance policy will be owned by Employee’s spouse or other designee, in an amount of not less than $3.0 million. Company also will pay any income tax liability, on a grossed-up basis, that may be imposed on Employee for that cost Company will have the right to purchase additional life insurance on the life of Employee with Company as the beneficiary, and Employee will cooperate in obtaining any such policy.

5. Severance Pay and Benefits. If Employee’s employment is terminated by Company without Cause or if Employee terminates his employment for Good Reason, then Company will pay to Employee severance pay in an amount equal to his then rate of salary, as determined under Section 3(a) of this Agreement, for the greater of (a) 12 months or (b) the balance of the Initial Term under Section 2 of this Agreement. Separation pay will be paid in the same amount and at the same time as salary would have been paid under Section 3(a) (Salary) beginning not later than 30 days after the effective date of Employee’s termination of employment under this Agreement as determined solely by Company, but Employee will be paid in full not later than the end of the second calendar year immediately following the calendar year in which the termination of employment is effective. Company also will reimburse Employee for the COBRA costs for continuation of his then health insurance benefits provided by Company for the greater of (a) 12 months or (b) the balance of the Initial Term under Section 2 of this Agreement. Employee will not be entitled to any severance pay or COBRA costs on termination for Cause or on resignation by Employee without Good Reason. Employee will be under no obligation to mitigate damages for any breach of this Agreement by Company or to seek other employment, and if Employee obtains other employment, any compensation earned by Employee from that employment will not reduce Company’s obligations under this Section.

For purposes of this Section, a termination of employment will be interpreted to comply with the requirements of a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended.

6. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between Employee and Company pertaining to its subject matter and supersedes all prior or contemporaneous written or verbal agreements and understandings with Employee in connection with that subject matter.

(b) Governing Law. This Agreement and the rights and obligations under this Agreement will be governed by the laws of California without regard to conflicts of law rules.

(c) Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding on, the successors, assigns, heirs, executors and administrators of the parties.

(d) Amendments. The provisions of this Agreement may be amended at any time and from time to time and particular provisions of this Agreement may be waived only by a writing signed by Company and Employee.

(e) Notices. All notices, requests, demands and other communications required to or permitted to be given under this Agreement will be in writing and will be effective (i) when hand delivered to the other party or (ii) three business days after deposit in the United States first class certified mail, return receipt requested, postage prepaid or (iii) the next business day after deposit with a national overnight delivery service reasonably approved by the parties (Federal Express is approved by the parties), postage prepaid with next-business-day delivery guaranteed, in each case addressed to the parties as set forth above.

Each party will make an ordinary, good faith effort to ensure that it will accept or receive notices that are given under this Subsection and that any person to be given notice actually receives that notice. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

(f) Counsel Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any action to be taken under this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which each party may be entitled.

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement on any breach or default of any other party under this Agreement will impair any right, power or remedy of that party nor will it be construed to be a waiver of that breach or default or of any similar breach or default occurring in the future. A waiver of any single breach or default will not be deemed a waiver of any other breach or default.

(h) Separability. Any invalidity, illegality or limitation on the enforceability of any part of this Agreement, whether arising by reason of the law of a holder’s domicile or otherwise, will in no way affect or impair the validity, legality or enforceability of this Agreement. If any provision of this Agreement is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions will not be affected or impaired thereby.

(i) Captions. The captions of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting or construing this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will be one instrument.

(k) Defined Terms. The capitalized terms used in this Agreement will have the meaning given to them in the Section of this Agreement where each such term is first defined.

SIGNATURES OF FOLLOWING PAGE

IN WITNESS OF THIS EMPLOYMENT AGREEMENT FOR JOHN G. VAREL, the parties have signed below effective as of the above date.

COMPANY:	fusionstorm

	By:	/s/ Daniel R. Serpico
Daniel R. Serpico, President

	By:	/s/ Amy E. Morrissey
Amy E. Morrissey, Secreatary

EMPLOYEE:		/s/ John G. Varel
John G. Varel

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